EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1.	American Life & Security Corp., an Arizona corporation

2.	Capital Reserve Life Insurance Company, a Missouri corporation

3.	Great Plains Life Assurance Company, a South Dakota corporation